Exhibit 4.1

Incorporated under the Laws of

Number	Delaware	Shares

PRF-B-**		***

SUNSHINE HEART, INC.

This certifies that *** is the record holder of *** (***) shares of Series B Convertible Preferred Stock of Sunshine Heart, Inc., transferable only on the books of the Corporation by the holder, in person, or by duly authorized attorney, upon surrender of this certificate properly endorsed or assigned.

This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation and the Bylaws of the Corporation and any amendments thereto, a copy of each of which is on file at the office of the Corporation and made a part hereof as fully as though the provisions of the Certificate of Incorporation and Bylaws were imprinted in full on this Certificate, to all of which the holder of this certificate, by acceptance hereof, assents.

The Corporation will furnish without charge to each stockholder who so requests, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Witness the Seal of the Corporation and the signatures of its duly authorized officers this ** day of ***, 20**.

John L. Erb, Chairman, CEO & President	Claudia Drayton, Chief Financial Officer